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EXHIBIT 11


      SELECTIVE INSURANCE GROUP, INC. AND CONSOLIDATED SUBSIDIARIES
                 COMPUTATION OF EARNINGS PER SHARE
             For the six-months ended June 30, 1999 and 1998


(in thousands, except per     Income        Shares     Per Share
 share amounts)             (Numerator)  (Denominator)   Amount
---------------------------------------------------------------------
1999
----
Basic EPS
Net Income available
 to common stockholders     $ 41,638          27,905        $   1.49
                                                                ====
Effect of Dilutive Securities
Restricted stock                  -              249
8.75% convertible
 subordinated debentures         178             875
Stock Options                    (43)            251
                              ------          ------
Diluted EPS
Income available to common
 stockholders + assumed
 conversions                $ 41,773          29,280        $   1.43
                              ======          ======            ====
------------------------------------------------------------------------
1998
----
Basic EPS
Net Income available
 to common stockholders     $ 29,566          28,923        $   1.02
                                                                ====
Effect of Dilutive Securities
Restricted stock                  -              522
8.75% convertible
 subordinated debentures         196             963
Stock Options                   (741)            662
                              ------          ------
Diluted EPS
Income available to common
 stockholders + assumed
 conversions                $ 29,021          31,070        $   0.93
                              ======          ======            ====
                                    -1-

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      SELECTIVE INSURANCE GROUP, INC. AND CONSOLIDATED SUBSIDIARIES
                 COMPUTATION OF EARNINGS PER SHARE
             For the quarter ended June 30,1999 and 1998


(in thousands, except per     Income        Shares     Per Share
 share amounts)             (Numerator)  (Denominator)   Amount
---------------------------------------------------------------------
1999
----
Basic EPS
Net Income available
 to common stockholders     $ 27,615          27,687        $   1.00
                                                                ====
Effect of Dilutive Securities
Restricted stock                  -              279
8.75% convertible
 subordinated debentures          89             874
Stock Options                     28             281
                              ------          ------
Diluted EPS
Income available to common
 stockholders + assumed
 conversions                $ 27,732          29,121        $   0.95
                              ======          ======            ====
------------------------------------------------------------------------
1998
----
Basic EPS
Net Income available
 to common stockholders     $ 13,610          28,890        $   0.47
                                                                ====
Effect of Dilutive Securities
Restricted stock                  -              550
8.75% convertible
 subordinated debentures          98             962
Stock Options                   (169)            618
                              ------          ------
Diluted EPS
Income available to common
 stockholders + assumed
 conversions                $ 13,539          31,020        $   0.44
                              ======          ======            ====

                                      -2-